Exhibit 11

          Statement of computation of earnings per share.
     192

Statements re: Computation of Earnings Per Share
Brenton Banks, Inc.
December 31,                          1994         1993         1992

Net income                        $10,107,387  $14,249,970  $12,953,094

Average common shares outstanding   7,889,889    7,848,795    7,780,353

Average shares under long-term
  stock compensation plan              61,397       69,765        2,843

Average common equivalent
  shares outstanding                7,951,286    7,918,560    7,783,196

Earnings per share                       1.27         1.80         1.67

Note: Amounts are restated to reflect the May 1994 3-for-2 stock split in the form of a stock dividend.
     193